Registration Statement No. 33-_________

As filed with the Securities and Exchange Commission on March 22, 2000

  ________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               FORM S-8
                         REGISTRATION STATEMENT
                                 Under
                     THE SECURITIES ACT OF 1933
                 _____________________________________

                      NORTHERN EMPIRE BANCSHARES
          (Exact name of registrant as specified in its charter)

         California                                       94-2830529
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                    Identification Number)


                            801 Fourth Street
                       Santa Rosa, California 95404
                  (Address of principal executive offices)

              Northern Empire Bancshares 1997 Stock Option Plan
         Northern Empire Bancshares Stock Option Plan (adopted in 1984)
                        (Full title of the plans)

Deborah A. Meekins                                    (with copies to:)
President and Chief Executive Officer
Sonoma National Bank                              Lyman G. Lea
801 Fourth Street                                 Jane Richardson
Santa Rosa, California 95404                      Haines Brydon & Lea
(707) 579-2265                                235 Pine Street, Suite 1300
(Name, address and telephone number,      San Francisco, California 94014
including area code, of agent for              Telephone: (415) 981-1050
service)




Included in this Registration Statement are 37, 010 shares with respect to the Registrant's 1984 Stock Option Plan which are being carried forward from Post Effective Amendment No. 6 to the Registrant's S-2 Registration
Statement, No. 33-60566, filed on March 25, 1999. No associated fees from that S-2 Registration Statement are being carried forward.



                    Calculation of Registration Fee
_______________________________________________________________________
                            Proposed         Proposed
 Title of                   maximum          maximum
securities     Amount       offering         aggregate      Amount of
  to be        to be         price           offering     registration
registered  registered(3)   per share         price              fee
 _______________________________________________________________________

Common stock -
Northern Empire
Bancshares Stock
Option Plan
(adopted 1984)(1)  37,010  $2.6695(4)       $98,798.20(4)      $26.08


Common stock -
Northern Empire
Bancshares 1997
Stock Option
Plan (2)        1,322,895 $14.6606(4)      $19,394,434.43(4)   $5,120.13
_______________________________________________________________________
	*Numbers of shares and offering price information have been adjusted to reflect stock splits and stock dividends previously paid.

(1) The shares to be registered consist of 37,010 shares covered by options that have been granted under the Northern Empire Bancshares Stock Option Plan adopted in 1984 ("1984 Plan"). Such shares are being carried forward from the Post Effective Amendment No. 6 to the Registrant's S-2 Registration Statement, No.33-60566, as filed on March 25, 1999. No associated fees from that S-2 Registration Statement are being carried forward in this Registration Statement.

(2)	The shares to be registered consist of 793,485 shares covered by options that are outstanding under the Northern Empire Bancshares 1997 Stock Option Plan ("1997 Plan") and 529,410 shares remaining available for options that may be granted under the 1997 Plan.

(3)	Pursuant to Rule 416, this Registration Statement also covers any additional shares that may hereafter become issuable as a result of the adjustment provisions of the 1984 Plan and the 1997 Plan regarding stock splits, stock dividends or similar transactions.

(4) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The price per share and the aggregate offering price are calculated on the basis of (a) the weighted average price at which outstanding options may be exercised pursuant to the 1984 Plan and the 1997 Plan and (b) the average of the bid and asked prices for the Registrant's common stock as of March 14, 2000, as furnished by Mutual Securities.



                               PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

	The information required by Part I, Item 1 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the introductory Note to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

	Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees or directors pursuant to Rule 428(b) or additional information about the Northern Empire Bancshares stock option plans that are covered by this Registration Statement are available without charge by contacting Deborah A. Meekins, President and Chief Executive Officer, Sonoma National Bank, 801 Fourth Street, Santa Rosa, California 95404, Telephone: (707) 579-2265.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

	The following documents of Northern Empire Bancshares ("Registrant") as filed with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference into this Registration Statement:

     (a) Annual Report on Form 10-KSB filed with the Commission pursuant to the Securities Exchange Act of 1934, for the Registrant's fiscal year ended December 31, 1999.

     (b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (a), above.

    	(c) The information under "Description of Common Stock" in Post Effective Amendment No. 6 to Registrant's S-2 Registration Statement (No. 33-60566), as filed on March 25, 1999.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the fling of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

    The class of Registrant's securities to be offered is not registered under Section 12 of the Securities Exchange Act of 1934. The information required by Item 202 of Regulation S-X is provided by incorporation by reference to the information under "Description of Common Stock" in Post Effective Amendment No. 6 to Registrant's S-2 Registration Statement (No. 33-60566), as filed on March 25, 1999.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    The State of California adopted legislation, effective September 27, 1987, ("Legislation"), which amended the California General Corporation Law to permit limitation of liability of directors and indemnification of directors, officers and other agents to a greater extent than permitted under prior California law. The Legislation permits a California corporation to include a provision in its articles of incorporation allowing the corporation to include in its bylaws, and in agreements between the corporation and its directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law.

    In response to the Legislation, the Board of Directors and shareholders previously approved amendments to the Corporation's Articles of Incorporation and the Board of Directors approved amendments to the Corporation's Bylaws, which limit the personal liability of directors for monetary damages for a breach of such directors' fiduciary duty of care and allow the Corporation to expand the scope of its indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Corporation and its sole subsidiary, Sonoma National Bank, have entered into Indemnification Agreements with the directors of the Corporation and the Bank ("Indemnification Agreements").

    Indemnification under State Statues and Bylaws


    The Corporation is subject to the California General Corporation Law, which provides a detailed statutory framework covering indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the corporation. Such law provides that indemnification against expenses actually and reasonably incurred in connection with any such proceeding shall be made to any such person who has been successful "on the merits" in the defense of any such proceeding, but does not require indemnification in any other circumstances. The law provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The law further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions
(i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

    The law permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the California General Corporation Law, as amended by the Legislation, provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

    The Articles and Bylaws of the Corporation implement the applicable statutory framework to provide for indemnification of directors, officers and other corporate agents.

    Indemnification Agreements

    The Indemnification Agreements provide to the directors the maximum indemnification allowed under applicable law and under the Corporation's Articles of Incorporation and Bylaws. The Indemnification Agreements provide indemnification which expands the scope of indemnification provided by Section 317 of the California General Corporation Law. It has not yet been determined, however, to what extent the indemnification expressly permitted by statute may be expanded, and therefore the validity and scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

    The Indemnification Agreements set forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in the California General Corporation Law, including those set forth below. The Indemnification Agreements:

    (1) Establish a standard of conduct that the person to be indemnified must have acted "in a manner such person did not believe to be contrary to the best interests of the corporation."

    (2) Establish the presumption that the indemnified party has met the applicable standard of conduct required for indemnification. In addition, an arbitrator may make the determination that indemnification is proper in any arbitration proceeding in which such determination is pending.

    (3) Provide that litigation expenses shall be advanced to an indemnified party at his request provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    (4) Provide that in a derivative suit the indemnified party will be entitled to indemnification against amounts paid in settlement, to the fullest extent permitted by law, where the indemnified party meets the applicable standard of conduct. The enforceability of the provisions in the Indemnification Agreements providing for settlement payments in derivative suits has not been judicially interpreted by the courts and may be subject to public policy limitations. The Board of Directors has not sought a legal opinion as to the enforceability of these provisions because of the lack of judicial interpretation of the Legislation to date.

    (5) In the event the Corporation does not pay a requested indemnification amount, the Indemnification Agreements allow the indemnified party to contest this determination by petitioning a court to make an independent determination of whether such party is entitled to indemnification under the Indemnification Agreements. In the event of such a contest, the burden of providing that the indemnified party did not meet the applicable standard of conduct will be on the Corporation. If the Corporation fails to establish that the applicable standard of conduct has not been met, the indemnified party will be entitled to indemnification, which will include reimbursement for expenses incurred by the indemnified party in such contest in establishing the right to indemnification.

    (6) Provide for partial indemnification of costs and expenses in the event that an indemnified party is not entitled to full indemnification under the terms of the Indemnification Agreements.

    (7) Automatically incorporate future changes in the laws which increase the protection available to the indemnitee. Such changes will apply to the Corporation without further shareholder approval and may further impair shareholders' rights or subject the Corporation's assets to risk of loss in the event of large indemnification claims. Each Indemnification Agreement constitutes a binding, legal obligation of the Corporation, and may not be amended without the consent of the individual who is protected by such Indemnification Agreement.

    (8) Provide that actions by an indemnified party serving at the request of the Corporation as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise, owned or controlled by the Corporation, shall be covered by the indemnification.

    Article SEVEN of the Registrant's Articles of Incorporation provides that the Registrant is authorized to indemnify its directors, officers, employees and other agents as follows:

     SEVEN:  INDEMNIFICATION OF AGENTS

         The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the Corporations Code with respect to breach of duty to the corporation and its shareholders.

    Article VI of the Registrant's Bylaws provides for indemnification of directors, officers, employees and other "agents" of the Corporation as follows:







                                "ARTICLE VI

                               Indemnification

       Section l.   Extent of Indemnification.  The Corporation shall
       have the power to indemnify agents (as defined in Section 317 of the California Corporations Code), including directors, officers and employees, in accordance with the provisions of
       Section 317 or as otherwise permitted under the Corporation's Articles of Incorporation.

    	  Section 2. Expense Advancement. Expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified.

       Section 3. Insurance. The Corporation may purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code."

          The provisions of the California General Corporation Law relating to indemnification of directors, officers, employees and other agents of a corporation, as presently in effect, are set forth in Sections 204 and 317, copies of which are included in this Registration Statement as Exhibit 99.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The following exhibits are filed herewith:

Exhibit Number    Description

    	4            Northern Empire Bancshares Stock Option Plan (adopted in
                  1984),	as amended, incorporated by reference to Exhibit
                  10.1 to Registrant's Registration Statement on Form S-2,
                  SEC File No. 33-51906, filed on September 11, 1992




     4.2 Northern Empire Bancshares 1997 Stock Option Plan, as amended, incorporated by reference to Exhibit 10(b) to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998

     5 Opinion of Haines Brydon & Lea regarding legality of securities being offered, including consent

    23.1          Consent of Moss Adams LLP

    23.2          Consent of PriceWaterhouseCoopers LLP

    23.3          Consent of Counsel (included in Exhibit 5)

    24 Power of Attorney (included in signature page to this Registration Statement)

    99            Sections 204 and 317 of the California General
                  Corporation Law incorporated by reference to Exhibits 99 and 99.1 to Registrant's Registration Statement on Form S-2, SEC File No. 33-51906

Item 9.   Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
             Statement:

             (ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective
     amendment by those 	paragraphs is contained in periodic reports filed
     with or furnished to the Commission by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the
     Securities Act of 1933, each such post-effective amendment shall be
     deemed to be a new 	registration statement relating to the securities
     offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Rosa, California, on this 21st day of March, 2000.

                        NORTHERN EMPIRE BANCSHARES


                        By: /s/ James B. Keegan, Jr.
                            ------------------------------
                               James B. Keegan, Jr.
                            President and Chief Executive Officer
                             (Principal Executive Officer)

                        By: /s/ Patrick R. Gallaher
                            -----------------------------
                              Patrick R. Gallaher
                            Chief Accounting Officer
                             (Principal Accounting and Financial Officer)


                      POWER OF ATTORNEY AND SIGNATURES

      Each person whose signature appears below constitutes and appoints Lyman G. Lea and Jane Richardson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

      Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


/s/ Dennis R. Hunter                  Date: March 21, 2000
----------------------------------    --------------------
Dennis R. Hunter
Chairman of the Board of Directors

/s/ James B. Keegan, Jr.              Date: March 21, 2000
-----------------------------------   --------------------
James. B. Keegan, Jr.
President and Chief Executive
Officer/Director



/s/ Patrick R. Gallaher      	        Date: March 21, 2000
-----------------------------------   --------------------
Patrick R. Gallaher
Chief Accounting Officer/Director

                                      Date:
-----------------------------------   --------------------
Robert V. Pauley
Director

/s/ William P. Gallaher               Date: March 21, 2000
-----------------------------------   --------------------
William P. Gallaher
Director

/s/ Clement C. Carinalli              Date: March 21, 2000
------------------------------------  --------------------
Clement C. Carinalli
Director


------------------------------------  --------------------
William E. Geary
Director










                            EXHIBIT INDEX
                            -------------


Exhibit Number     Description
--------------     -----------

    4              Northern Empire Bancshares Stock Option Plan (adopted
                   in 1984),as amended, incorporated by reference to
                   Exhibit 10.1 to	Registrant's Registration Statement
                   on Form S-2, SEC File No. 33-51906, filed on
                   September 11, 1992
    4.2 Northern Empire Bancshares 1997 Stock Option Plan, as amended, incorporated by reference to Exhibit
                   10(b) to Registrant's Quarterly Report on Form
                   10-QSB for the quarter ended June 30,1998

    5 Opinion of Haines Brydon & Lea regarding legality of securities being offered, including consent

   23.1            Consent of Moss Adams LLP

   23.2            Consent of PriceWaterhouseCoopers LLP

   23.3            Consent of Counsel (included in Exhibit 5)

   24 Power of Attorney (included in signature page to this Registration Statement)

   99              Sections 204 and 317 of the California General
                   Corporation Law incorporated by reference to Exhibits 99 and 99.1 to Registrant's Registration Statement on Form S-2, SEC File No. 33-51906